Exhibit 10.24

Theater Chain Contract

In accordance with the "Industry Promotion Law of the People's Republic of China", "The Film Management Regulations", "Contract Law", "Copyright Law" and other relevant laws and regulations, the parties and A and B have agreed to sign this agreement.

Contracting parties

Party A:

Party B: Liaoning Leaping International Cinema Management Co., Ltd.

The basic terms

1. Party B agreed to join the film theater of Party A.

2. The two sides agreed to actively play their respective advantages and provide the most favorable conditions for the film's distribution and publicity screening, and actively fulfill the task of launching outstanding domestic films issued by government departments.

3. Both parties undertake to strictly abide by the current relevant policies and regulations, film management regulations and other regulations.

4. After Party B pays taxes and special funds for the film according to law, the net box office income is divided into proportions as stipulated in the “Notice of Issuance” of the film.

5. The two parties promise not to participate in infringement activities or the screening of smuggled films, and promise to standardize their operations and take joint responsibilities for market surveillance and film copyright issues.

Party A’s responsibilities

1. Each year Party A guarantees to provide Party B about 300 new Chinese and foreign story films and some of the older films in which Party A owns distribution rights.

2. Party A shall inform Party B within a reasonable amount of time regarding its recent film contracts with film producers and provide Party B with publicity materials and the information needed for Party B’s operation and service. Party A shall negotiate monthly with Party B on the next month's film screening schedule.

3. Party A shall actively promote domestic and imported large-scale films through various channels and actively distribute domestically-produced films recommended by the government.

4. Party A shall, for the purposes of developing the film market and displaying highly rated domestically-produced films, formulate rewards to incentivize the theaters that have made outstanding contributions at the end of the year.

Party B’s responsibilities

1. Films screened by Party B shall be supplied by Party A with a valid Film Release License. Party B shall be responsible for the safety, maintenance, organization and screening of films in its theater.

2. Party B shall arrange for the release of each film as at a time agreed upon by Party A and Party B. If it is necessary to adjust the schedule due to objective reasons, Party B shall negotiate with Party A and reach an agreement before adjustment, and make every effort to fully realize A. The social and economic benefits of domestically produced excellent films and imported films issued by the party.

3. Party B shall truthfully report the box office receipts and various business data and make timely and complete, accurate and accurate statistics and financial statements, and pay the film and service fees on time.

4. Party B shall pay all the payment and service fee in a timely manner according to the financial requirements of the cinema. (See Annex 1 for details)

5. Party B shall earnestly protect its film copies to eliminate the pirated infringement of film copies during transportation, custody, filming and screening. Any damage to film copies damage shall be compensated by Party B according to relevant regulations.

6. If Party B violates applicable laws, administrative regulations or state regulations, including the Law of the People’s Republic of China on Film Production, and is punished as a result of such violations, causing major financial impacts and losses to Party A, Party A shall have the right to terminate the contract prematurely and get compensation from Party B.

Regulations for market regulation of cinema companies

The Regulations on the Administration of Market Standards for Cinemas is an important part of this agreement, and Party B shall strictly implement them.

Liability for breach of contract

1. If there is a breach in the execution of this agreement, the defaulting party shall be liable for damages.

2. Except as otherwise provided in this agreement, the parties shall not cancel the contract without cause. Cancellation of the contract shall be submitted to Liaoning Provincial Radio and Television Bureau for approval and reported to the National Film Bureau for record.

Other

1. For any matters not addressed in this agreement, the parties shall negotiate to sign a supplementary agreement, which shall have the same legal effect as this agreement.

2. If any term of this agreement cannot be fully fulfilled due to irresistible objective factors, both parties agree to sign a supplementary agreement, which does not affect the execution of other terms of this agreement.

3. This agreement was signed on [   ].

4. This agreement shall be effective as of the signing date and shall be valid for [   ] years, from [   ] to [   ]. Each party holds one copy. One copy is held by Liaoning Provincial Radio and Television Bureau and the National Film Bureau. All copies shall have the same legal effects.